UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 27, 2017

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 13(A) of the Exchange Act. [ ]

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Item 3.03 Material Modification to Rights of Security Holders.

On April 27, 2017, Corning Natural Gas Holding Corporation (the “Company”) announced that, in accordance with the terms of the Company’s Certificate of Incorporation, as amended, with respect to its Series B Convertible Preferred Stock (the “Series B Preferred Stock”), the conversion rate of the Series B Preferred Stock will adjust from one share of the Company’s common stock for each share of Series B Preferred Stock converted, to 1.2 shares of its common stock for each share of Series B Preferred Stock converted, effective as of May 31, 2017, the record date for a 20% common stock dividend on the Company’s outstanding shares of common stock.

Item 8.01 Other Events.

On April 27, 2017, at its regular meeting, the Company’s Board of Directors declared a 20% common stock dividend payable to holders of record of its Common Stock on May 30, 2017, payable on or about June 15, 2017. The dividend is equivalent to one share of common stock issued for each five shares of common stock outstanding. The common stock dividend triggered an adjustment in the conversion rate of the Company’s Series B Preferred Stock, as described above under Item 3.03 and incorporated herein by reference.

Also on April 27, 2017, the Company’s Board of Directors declared its regular quarterly cash dividend of $0.375 per share on its 6% Series A Cumulative Preferred Stock and $0.249 per share on its Series B Preferred Stock, each payable to holders of record on June 30, 2017. In addition, subject to the condition subsequent of confirmation by a special committee of no material adverse change in its financial condition and available cash, the Board of Directors declared a dividend of $0.135 per share to holders of record of the Company’s common stock on June 30, 2017. The cash dividends are payable on or about July 14, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

By: /s/ Michael I. German

Chief Executive Officer and President

Dated: May 2, 2017